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                            Neal, Gerber & Eisenberg
                       Two N. LaSalle Street, Suite 2200
                            Chicago, Illinois 60602
                                 (312) 269-8000

                                 April 11, 1998

HA-LO Industries, Inc.
5980 Touhy Avenue
Niles, Illinois 60714-4610

       Re:  HA-LO Industries, Inc.
           Registration Statement on Form S-3

Ladies and Gentlemen:

    We are counsel to HA-LO Industries, Inc., an Illinois corporation (the "Company"), and in such capacity, we have assisted in the preparation and filing of the Company's Registration Statement on Form S-3 (Reg. No. 333-49667) (the "Registration Statement") and the prospectus contained therein relating to the proposed offering (the "Offering") of up to 6,325,000 shares of no par value common stock of the Company (the "Common Stock"), of which up to 4,375,000 shares (including 625,000 shares subject to the underwriters' over-allotment option) will be offered by the Company and up to 1,950,000 shares (including 200,000 shares subject to the underwriters' over-allotment option) will be offered by certain shareholders of the Company (the "Selling Shareholders").

    As such counsel, we have examined the Registration Statement, the proposed form of Underwriting Agreement to be entered into by the Company, the Selling Shareholders and Credit Suisse First Boston Corporation, ABN AMRO Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co., Incorporated, as representatives of the underwriters of the Offering (the "Underwriting Agreement"), and such other papers, documents and certificates of public officials, certificates of the Selling Shareholders and certificates of officers of the Company as we have deemed necessary and appropriate as the basis for the opinions hereinafter expressed.

    In such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. As to any facts material to this opinion, we have relied upon statements and representations of (a) the Company, its officers and certain other of its representatives, (b) the Selling Shareholders and, if applicable, their officers, trustees and other representatives, and (c) public officials. We also have assumed that the Underwriting Agreement will, when executed and delivered, be substantially in the form submitted to us for examination.

    Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

    1. the issuance by the Company of up to 4,375,000 shares of Common Stock in connection with the Offering has been duly authorized by all necessary corporate action on the part of the Company; and

    2. the shares of Common Stock to be sold by the Selling Shareholders are, and, when issued and paid for as described in the prospectus contained in the Registration Statement and in the Underwriting Agreement, the shares of Common Stock that are to be issued and sold by the Company will be, validly issued, fully paid and nonassessable.
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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm in the prospectus contained therein under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Neal, Gerber & Eisenberg